Dated as of: September 10, 2020

NINTH AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]
JOHCM Emerging Markets Opportunities Fund	Institutional Class I Class II	109 basis points (bps) 119bps 134bps

JOHCM Global Equity Fund	Institutional Class I Class II	108bps 118bps 133bps

JOHCM International Select Fund	Class I Class II	105bps 130bps

JOHCM International Small Cap Equity Fund	Institutional Class I Class II	124bps 134bps 149bps

JOHCM Asia Ex-Japan	Institutional Class I Class II	80bps 90bps 105bps

JOHCM Emerging Markets Small Mid Cap Equity Fund	Institutional Class I Class II Class III	154bps 164bps 179bps 204bps

JOHCM International Opportunities Fund	Institutional Class I Class II	89bps 99bps 114bps

JOHCM Global Income Builder Fund	Institutional Class I Class II	73bps[2] 83bps[2] 98bps[2]

JOHCM Credit Income Fund	Institutional Class I Class II	59bps[2] 69bps[2] 84bps[2]

ADVISERS INVESTMENT TRUST	JO HAMBRO CAPITAL MANAGEMENT LIMITED	JO HAMBRO CAPITAL MANAGEMENT LIMITED
By: /s/ Barbara J. Nelligan	By: /s/ Jonathan Weitz	By: /s/ S D Lynn
Name: Barbara J. Nelligan	Name: Jonathan Weitz	Name: S D Lynn
Title: President	Title: Business Manager	Title: Director

[1]	Expressed as a percentage of a Fund’s average daily net assets.
[2]	Effective September 14, 2020 through January 28, 2023 at which time it will be subject to automatic renewal upon the effective date of the annual update to the Funds’ registration statement.